Exhibit 5.1

Braskem S.A.

Av. das Nações Unidas, 8,501

São Paulo, SP-CEP 05425-070

Brazil

Braskem Finance Limited

P.O. Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Braskem America Finance Limited

1735 Market Street, 28th Floor

Philadelphia, PA,

United States

Braskem Austria Finance GmbH

Neulinggasse 29/18, 1030

Vienna

Austria

São Paulo, December 16, 2013.

Ref.:	Braskem S.A.
Braskem Finance Limited
Braskem America Finance Company
Braskem Austria Finance GmbH
Registration Statement – Form F-3

Ladies and Gentlemen:

1. We have acted as Brazilian counsel to Braskem S.A. , a corporation (sociedade por ações) organized and existing under the laws of the Federative Republic of Brazil (“Brazil”) (“Braskem”), Braskem Finance Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Braskem Finance”), Braskem America Finance Company, a Delaware corporation, (“Braskem America”) and Braskem Austria Finance GmbH, a company incorporated with limited liability under the laws of Austria (“Braskem Austria”), in connection with the preparation and filing by Braskem, Braskem Finance, Braskem America and Braskem Austria under the United States Securities Act of 1933, as amended (the the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) relating to (i) unsecured debt securities of Braskem (the “Braskem Debt Securities”) and (ii) debt securities of Braskem Finance (the “Braskem Finance Debt Securities”), Braskem America (the “Braskem America Debt Securities”) and Braskem Austria (the “Braskem Austria Debt Securities”), in each case (except for the Braskem Debt Securities) guaranteed by Braskem (the “Guarantees”). The Braskem Debt Securities, the Braskem Finance Debt Securities, the Braskem America Debt Securities, the Braskem Austria Debt Securities and the Guarantees (collectively referred to herein as the “Securities”) are to be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

2. In rendering the opinions set forth below, we have examined copies of the documents listed below:

(a)	the Registration Statement;

(b)	the by-laws of Braskem as approved by the Extraordinary General Shareholders’ Meeting of Braskem held on February 28, 2012, as amended at the Extraordinary General Shareholders’ Meeting of Braskem held on December 4, 2012;

(c)	the minutes of the Ordinary General Shareholders’ Meeting of Braskem held on

April 27, 2012, the minutes of the Extraordinary General Shareholders’ Meeting of Braskem held on June 12, 2012, the minutes of the Extraordinary General Shareholders’ Meeting of Braskem held on August 13, 2012, and the minutes of the Extraordinary General Shareholders’ Meeting of Braskem held on August 27, 2013, at which the current members of Braskem’s board of directors were appointed;

(d)	the minutes of the meetings of the Board of Directors (Conselho de Administração) of Braskem held on August 13, 2012, the minutes of the meetings of the Board of Directors (Conselho de Administração) of Braskem held on June 21, 2013, at which the current executive officers of Braskem were appointed;

(e)	the Indenture, dated as of December 16, 2013, by and between Braskem, as issuer, and the Bank of New York Mellon (the “Braskem Indenture”), attached as an exhibit to the Registration Statement;

(f)	the Indenture, dated as of December 16, 2013, by and among Braskem Finance, as issuer, Braskem, as guarantor, and the Bank of New York Mellon (the “Braskem Finance Indenture”), attached as an exhibit to the Registration Statement;

(g)	the Indenture, dated as of December 16, 2013, by and among Braskem America, as issuer, Braskem, as guarantor, and the Bank of New York Mellon (the “Braskem America Indenture”), attached as an exhibit to the Registration Statement;

(h)	the Indenture, dated as of December 16, 2013, by and among Braskem Austria, as issuer, Braskem, as guarantor, and the Bank of New York Mellon (the “Braskem Austria Indenture” and, together with the Braskem Indenture, Braskem Finance Indenture and Braskem America Indenture, the “Indentures”), attached as an exhibit to the Registration Statement; and

(i)	the originals, or copies identified to our satisfaction, of such corporate records of Braskem, such other agreements and instruments, certificates of public officials, officers of Braskem and other persons, and such other documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

3. In such examination, we have assumed: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies; (c) the due authorization, execution and delivery of the Indentures and the Securities by each of the parties thereto (other than Braskem) and that the performance thereof is, or will be, at the time of execution, within the capacity and powers of each of them (other than Braskem); and (d) the validity, legality, binding effect and enforceability of the Indentures and the Securities under any law other than Brazilian law.

4. We have further assumed that (i) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the applicable prospectus supplement and (ii) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Braskem, Braskem Finance, Braskem America and/or Braskem Austria and the other parties thereto. Furthermore, we have assumed (a) the due organization and valid existence of all parties (other than Braskem) to the Indentures under the laws of the countries of their respective incorporation; (b) the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Braskem); and (c) that the performance thereof is within the capacity and powers of the parties thereto (other than Braskem).

5. We express no opinion as to any laws other than the laws of Brazil and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of U.S. laws as a basis for the opinion stated herein and do not express or imply any opinion on such laws. We are qualified to practice in Brazil, and the opinions stated herein relate only to the laws of Brazil as in force at the date hereof.

6. Capitalized terms used herein, unless otherwise defined, shall have the same meanings ascribed thereto in the Registration Statement.

7. Based upon the foregoing, and having regard for such legal considerations as we deem relevant and, subject to the additional comments and qualifications set out below, we are of the opinion that:

(a)	Braskem is duly organized and validly existing as a sociedade por ações under the laws of Brazil, with full corporate power to execute and deliver the Indentures, to incur the indebtedness evidenced by the Braskem Debt Securities and the Guarantees and to execute, deliver and perform all of its obligations under the Indentures, the Braskem Debt Securities and the Guarantees. Braskem has taken all necessary action to approve and to authorize the same;

(b)	the Indentures have been duly authorized, executed and delivered by Braskem and constitute the legal, valid and binding obligations of Braskem, enforceable against Braskem in accordance with their terms;

(c)	in connection with the issue, offer and sale of the Securities and the performance of Braskem’s obligations under the Indentures, when and if (a) all necessary corporate actions have been taken by Braskem to approve the issuance and terms of the Securities and the terms of the offering and related documents and matters, and (b) the Securities have been duly executed, authenticated, issued and delivered in accordance with their respective provisions and in accordance with the Indenture, any applicable supplemental indenture and the applicable definitive underwriting agreement upon payment of the consideration therefor provided for therein, the Securities will be duly authorized, executed and delivered and will be legal, valid and binding obligations of Braskem;

(d)	the execution, delivery and performance by Braskem, the incurrence by Braskem of the obligations therein, the compliance by Braskem with the terms thereof, and the consummation by each of the transactions contemplated in the Indentures, have been duly authorized by all necessary corporate action under the laws of Brazil and the by-laws of Braskem, and no such action will violate, or require any consent not obtained under, any agreement or instrument applicable to or binding upon Braskem or contravene Braskem’s by-laws or similar organizational documents or any Brazilian treaty, convention, statute, law or decree of any Brazilian government or Brazilian governmental body having jurisdiction over Braskem;

(e)	all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required under Brazilian law for the execution, delivery and performance of the Indentures have been obtained or effected and are in full force and effect; and

(f)	Braskem’s signatories to the Indentures have been duly authorized to execute the Indenture.

8.	The foregoing opinions are subject to the following additional comments and qualifications:

(a)	enforcement of the Indentures and/or Securities may be limited by (i) bankruptcy, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors, and, under bankruptcy proceedings, claims for salaries and wages have preference over any claims up until the amount equivalent to 150 times the amount of the minimum wages in Brazil, as defined by the Brazilian federal government, followed by secured creditors (i.e., creditors holding in rem guarantees) who shall have priority over any other claims (up until the amount of the asset constituting the collateral), followed by social security, taxes and other statutory privileges, and (ii) the unavailability of specific performance and summary judgment (processo executivo);

(b)	each of the holders of the Braskem Debt Securities will be entitled to sue on its own behalf as plaintiffs in the courts of Brazil for the enforcement of their respective rights against Braskem, and access to such courts will not be subject to any conditions that are not applicable to residents or citizens of or corporations incorporated under the laws of Brazil, provided however, that under Article 835 of the Brazilian Civil Code of Procedure, a plaintiff seeking such enforcement must guarantee the costs of any enforcement proceedings and the legal costs of any other party thereto, as determined by the Brazilian judge, if it does not own any real property in Brazil that assures such payment. Payments under such Braskem Debt Securities relating to the legal costs of a defendant will only be ordered by the relevant judge if the judgment is against the plaintiff;

(c)	to ensure the legality, validity, enforceability or admissibility in evidence of the Indentures, Securities and any other document required by any Brazilian court to be furnished in judicial proceedings before Brazilian courts, (i) the signature of the parties thereto, if signed abroad, must be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature of such notary public must be authenticated by a consular official of Brazil having jurisdiction over the place of signing; (ii) such Indentures, Securities and any other document required by any Brazilian court to be furnished and any related documents thereto in any foreign language must be translated into the Portuguese language by a sworn translator; and (iii) such Indentures, Securities and any other document required by any Brazilian court to be furnished and any related documents (together with the respective sworn translation) must be registered with the appropriate registry of titles and deeds having jurisdiction over the place where the head office of Braskem is located, which registration can be made at any time before such Indentures, Securities and any other document required by any Brazilian court to be furnished are used, enforced or brought into evidence in judicial proceedings;

(e)	any judgment duly obtained against Braskem from foreign courts in connection with any action arising out of or relating to any of the Indentures, the Securities and/or other related documents would be recognized and enforced by the courts in Brazil (including, without limitation, the Brazilian bankruptcy courts) without any retrial or re-examination of the merits of the original action provided that it is ratified (homologado) by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça), such ratification (homologação) only occurring if the following procedures are observed: (i) the judgment complies with all formalities necessary for its enforcement under the laws of the place where it was rendered and with the legal requirements of the jurisdiction of the court rendering such judgment; (ii) the judgment has been given by a competent court after the proper service of process on the parties, or after sufficient evidence of the parties absence has been given as established pursuant to applicable law; (iii) the judgment is not subject to appeal; (iv) the judgment does not offend Brazilian national sovereignty, public policy or good morals; and (v) the judgment has been duly authenticated by a competent Brazilian consulate and is accompanied by a sworn translation thereof into Portuguese;

(f)	pursuant to the regulations of the Brazilian Central Bank (“Central Bank”), Braskem will be required to (i) register the main financial terms of the Braskem Debt Securities under the relevant Declaratory Registry of Financial Operations (Registro Declaratório de Operações Financeiras, or the “ROF”) on the System of Information of the Central Bank prior to the inflow of funds related to the Braskem Debt Securities into Brazil, (ii) register with the Central Bank the Schedule of Payments in connection with the Braskem Debt Securities, after the entry of the related proceeds into Brazil, and (iii) obtain any further authorization that may be required by the Central Bank to enable Braskem to remit payments abroad in foreign currency under the Braskem Debt Securities other than scheduled payments of principal, interest, commissions, costs and expenses contemplated by the relevant ROF or to make any payment provided for in such ROF earlier than the due date thereof or on a date after the 120th day from the payment dates scheduled therein. No assurance can be given that such registrations or authorizations, if required, will be obtained;

(g)	in case of bankruptcy of any Brazilian entity such as Braskem, all credits of such Brazilian entity denominated in foreign currency will be converted into local currency at the exchange rate prevailing on the date of the issuance of the decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy; and

(h)	the principles of Brazilian law that govern the invalidity of acts and obligations are considered principles of public order and cannot be altered or waived by the parties thereto; under Brazilian law, a guarantee is considered an ancillary obligation to the underlying obligation and the Brazilian Civil Code establishes, in Article 184, that the invalidity of the principal obligation causes the invalidity of the ancillary obligation; therefore, a judgment obtained in a court outside Brazil against a guarantor aiming at the enforcement of a guaranty in respect of obligations declared void in a court of law applying the laws of the State of New York may not be confirmed by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça).

9. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

10. We have not verified, are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement other than the statements regarding the laws of Brazil.

11. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time.

12. We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Validity of Securities” as counsel for Braskem, Braskem Finance, Braskem Finance America and Braskem Finance Austria who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ PINHEIRO NETO ADVOGADOS

PINHEIRO NETO ADVOGADOS